Exhibit 10.9

FORM OF INDEPENDENT CONSULTING AGREEMENT (CANADA)

Executed November 1, 2015.

BETWEEN:

Bi-Optic Ventures Inc., a British Columbia corporation with an office at Unit 5 - 9079 Shaughnessey Street, Vancouver, B.C. V6P 6R9

(hereinafter referred to as “Bi-Optic” or the “Company”)

AND:

Moses Yoon (Moses Yoon), a consultant in Canada, with a business address at 8213, 152

Street, Surrey, B.C. V3S 3M6

(the “Consultant”)

WHEREAS:

The Company wishes to engage the Consultant to provide certain management services pursuant to the terms of this Agreement and the Consultant wishes to provide the services referred to herein.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

1.

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1

     “Bi-Optic Common  Shares” means  the  common shares  in the  capital  stock of  the

Company.

1.2

“Board” means Board of Directors of the Company.

1.3

“Cause” includes:

(a)

the failure of the Consultant to properly carry out the Services;

(b)

the failure of the Consultant to adhere to the policies of the Company after notice by the Company of the failure to do so and an opportunity for the Consultant to correct the failure within 30 days from the date of receipt of such notice;

(c)

the Consultant’s dishonesty, misappropriation, wilful misconduct, theft, fraud or gross negligence in the carrying out of the Consultant’s duties, or involving the property, business, reputation or affairs of the Company;

(d)

the Consultants conviction of a criminal or other statutory offence;

(e)

the Consultant's refusal to follow the lawful written direciton of the board of directors of the Company; or

(f)

any material breach by the Consultant of the obligations, representations, warranties and covenants contained in this Agreement or the Confidentiality Agreement.

1.4

"Consultant" ref. Moses Yoon

1.5

“Confidentiality Agreement” means the Mutual Confidentiality & Non-Disclosure Agreement between the Parties dated November 1, 2015 for a 12 month period.

1.6

“Consulting Fees” means the payments set out in Schedule “A” to this Agreement and forming part of this Agreement.

1.7

“Consulting Termination Date” means the date of termination of this Agreement pursuant to Section 4.

1.8

“Disability” means the mental or physical state of the Consultant such that the Consultant has been unable as a result of illness, disease, mental or physical disability or similar cause to fulfil the Consultant’s obligations under this Agreement either for any consecutive six-month period or for any period of 12 months (whether or not consecutive) in any consecutive 24-month period.

1.9

“GST” means Goods and Services Tax.

1.10

“Exchange” means the CNSX or any such other stock exchange on which the Company is listed on any given date.

1.11

“Probationary Period” means the two months following the Date of this Agreement;

1.12

“Services” has the meaning ascribed to it in Section 2.2.

1.13

"Changes"

(a)

Change Orders. The Company, without invalidating this Agreement, may order changes

in the work within the general scope of the Agreement consisting of additions, deletions,   or other revisions.

(b)

Change Order Requirements. All changes order shall be a written order signed by the

Company and shall specify:

(i)

the elements of the Services to be changed change,

(ii)

the reason for the requested change, and

(iii)

the impact, if any, that the requested change will have on (A) the compensation,

(B) time for performance or (C) any other terms or conditions of this Agreement.

(c)

Adjustments to Compensation. In the event that any such changes materially impact

the cost to the Contractor of performing the Services or the time required for such   performance, the parties shall negotiate in good faith a reasonable and equitable   adjustment in the applicable Fees and schedule, as applicable.

1.14

The Company, without invalidating this Agreement, may order changes in the work within the general scope of the Agreement consisting of additions, deletions, or other revisions.

2.

SERVICES TO BE PROVIDED

2.1.

This Agreement and each of its terms are subject to:

(a)

the approval of or acceptance by the Exchange if such approval or acceptance is required; or,

(b)

the absence of any objections by the Exchange if approval of or acceptance by the Exchange is not required.

If the Exchange objects to any clause or term of this Agreement, such clause or term will be curtailed and limited only to the extent necessary to bring it within the requirements of the Exchange and the remainder of this Agreement will not be affected thereby, and each term, provision, covenant, and condition of this Agreement will be and remain valid and enforceable to the fullest extent permitted by law.

2.2.

The Company hereby engages the Consultant to provide consulting services (the “Services”), to be provided exclusively by the Consultant to the Company and such subsidiaries as the Company has and may have, as elaborated on in Schedule C and as follows.

(a)

The Consultant will provide Marketing services as the Consultant of the Company who shall have such authority and power, and responsibilities, as are customary for these positions in corporations of similar size as the Company.

(b)

The Consultant shall be in charge of the marketing strategy and any activities that are intended to generate more potential customers to the websites.

(c)

The Consultant will be in charge of handling internet advertising budgets, and other methods of generating sales both online and/or offline for LEDCanada.com and GrowthStarTech.com.

(d)

The Consultant may seek and obtain advice and recommendation to agreements as necessary for the financial betterment of the Company from the CEO and President but shall operate at the direction of the CEO and Chairman of Board.

(e)

The Consultant will oversee design and implementation of new  www.LEDCanada.com and www.GrowthstarTech.com websites and related landing pages.

(f)

The Consultant will be responsible for documenting the marketing program policies and procedures as well as training a designated Employee to continue implementation and maintenance of the marketing plan the Consultant puts in place.

(g)

The Consultant may choose of his own free will to purchase and create other websites using his own personal budget which may include blogs, review sites, and other ecommerce sites as part of the overarching traffic generation strategy by the Consultant and Company agree that the creation and ownership of such sites will not come out of the Company's budget and are not required to fulfill obligations within this contract. As such, these will be owned and maintained at the Consultant's own expense.

2.3

The Company will provide the Consultant with the appropriate level of resources and information to perform the Services, and the Consultant shall be reimbursed for fees and expenses approved by the Board.

2.4

The Consultant recognizes and understands that, in performing the duties and responsibilities of SEO and Internet PR advisor as provided in this Agreement, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to all aspects of the manner in which the Company’s business is conducted. Without limiting the generality of the foregoing, The Consultant must observe appropriate standards of loyalty, good faith and avoidance of conflicts of duty and self-interest. It is the intent and agreement of the parties that such knowledge and experience will be used solely and exclusively in furtherance of the business interests of the Company and not in any manner that would be detrimental to it.

3.

REMUNERATION, EXPENSES AND VACATION

3.1

Until the termination of this Agreement, the Company will pay the Consultant the Consulting       Fees for services rendered as defined in Schedule A.

3.2

The Consultant will be responsible for managing costs associated with the performance of the

Services, except as provided in Section 3.3.

a)   In addition to the first monthly payment made to the Consultant, the Company will provide $7000 to the Consultant to begin design and development of the new LEDCanada.com and GrowthStarTech.com websites. This payment is due within 2 months of  the signing of this contract (effective November 1, 2015).

b)  The Company will have in its budget, $4000 to put towards online ads as the consultant sees fit for beginning the process of gathering data and optimizing for data to generate sales.

c) To keep the company's assets separate from the Consultant's and to minimize delays, the Company agrees to use its own methods of payment to pay invoices for online advertising.

3.3

The Consultant will maintain detailed expense records and will be reimbursed by the

Company for the following:

(a)

All reasonable travel expenses incurred by the Consultant in providing the Services but only if such expenses have been approved by the Board and/or approved budget prior to being incurred; and,

(b)

Reasonable out of pocket documented costs incurred by the Consultant actually, necessarily and properly in the course of providing the Services but only if such expenses have been approved by the Board and/or approved budget prior to being incurred.

3.4

In addition to Consulting Fees, the Consultant will be eligible to participate in any stock option plan and periodic bonuses granting options to purchase common shares of the Company as determined by the Board. Attached as Schedule B is a copy of the Company’s plan for granting stock options and bonuses.

3.5

The Consultant shall not be entitled to an annual paid vacation

4.

TERM AND TERMINATION

4.1

The effectiveness of this Agreement and the commencement of its term are subject to and conditional upon approval of this Agreement by the Company’s Board of Directors.

4.2

The term of this Agreement lasts for 12 months from the signing of this contract (November 1, 2015 to November 1, 2016).

4.3

The Company and the Consultant acknowledge and agree that this Agreement may be terminated in the following ways:

(a)

During the Probationary Period, this Agreement may be terminated at any time by either Party, or payment in lieu thereof, due to the other Party.

(b)

Following the Probationary Period and until the end of the first twelve months following the Date of this Agreement:

(i)

by the Consultant on three (3) months prior notice to the Company;

(ii)

by the Company on three (3) months prior notice to the Consultant;

(b)

Following the end of the first twelve months following the Date of this Agreement:

(i)

by the Consultant on six (6) months prior notice to the Company;

(ii)

by the Company, for Cause on six (6) months prior notice to the Consultant, or payment in lieu thereof at mutual agreement of the parties;

(iii)

by the Company for the reason of the death or Disability of The Consultant without prior notice and without further obligation to the Consultant.

4.4

Upon termination of this Agreement for any reason, the Consultant must, upon receipt of any  portion of the Consulting Fees then due and owing together with all expenses allowed under   Section 3.3, promptly deliver the following in accordance with the direction of the Company:

(a)

A final accounting, reflecting the balance of expenses allowed under Section 3.3 but not invoiced by the Consultant in the course of providing the Services as of the date of termination;

(b)

All documents in the custody of the Consultant that are the property of the Company, including but not limited to all books of account, correspondence, accounts, login information, and contracts; and,

(c)

All equipment and any other property in the custody of the Consultant that are the property of the Company.

5.

INDEPENDENT CONTRACTOR RELATIONSHIP

5.1

It is expressly agreed that the Consultant is acting as an independent contractor in performing the

Services under this Agreement and that the Consultant is not an   employee of the Company.

5.2

The Consultant need only devote such portion of the Consultant’s time to provision of the

Services as is necessary to complete the Services.

5.3

The Consultant is not precluded from acting in any other capacity for any other person, firm or

company provided that such other work does not, in the reasonable opinion of the Board,  conflict   with the Consultant’s duties to the Company.

5.4

The Consultant represents and warrants that:

(a)

It has the right to perform the Services without violation of its obligations to others;

(b)

It is not bound by any agreement or obligation to any other party that will conflict with its obligations as a consultant of the Company; and,

(c)

Any advice, information, and documents provided by the Consultant to the Company in the course of providing the Services will be provided to the best knowledge of the Consultant and not misconstrued. This information may be used fully and freely by the Company at the discretion of the Board.

5.5

Unless required by law, the Company will not pay any contribution to Canada Pension Plan, employment insurance or federal and provincial withholding taxes, or provide any other financial contributions or benefits with regard to the Consultant.

5.6

The Consultant is solely responsible for the Consultant’s registration and payment of assessments for coverage with Work Safe BC or similar requirements under the federal or provincial laws of Canada, while it is providing the Services. If requested by the Company and applicable to the Consultant, the Consultant will provide proof of legally   required coverage.

5.7

The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance , Canada Pension Plan, Workers Compensation Board, or   related plans or organizations, or similar bodies or plan under federal or provincial laws in Canada, requiring the Company to pay an amount under the applicable statutes and regulations in relation to any Services provided to the Company pursuant to this Agreement. This Section will survive termination of this Agreement.

5.8

The Company shall indemnify the Consultant, to the maximum extent permitted by applicable law and the Company’s constating documents against all claims, losses, damages, liabilities, costs, charges and expenses, including legal fees, incurred or sustained by the Consultant in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director, employee or consultant of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Consultant serves in good faith as an officer, director, or employee at the Company's request. This Section will survive termination of this Agreement.

6.

GENERAL PROVISIONS

6.1

Assignability

(a)

No party may assign this Agreement without the written agreement of the other party.

(b)

In the event that the Company or Consultant completes a business combination with a successor company or changes its name, this Agreement will continue in full force and effect between the Consultant and the newly amalgamated or named company (the “New Company”). The Company and Consultant must make it a condition of any such transaction that the New Company agrees to be bound by this Agreement.

6.2

Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its containing documents or governing legislation.

6.3

Consultant’s Obligations

(a)

No Conflicting Obligations. The Consultant will not, in the performance of the Services:

(i)

improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any other party; or

(ii)

knowingly infringe the property rights of any other party.

(b)

Non-Solicitation. The Consultant agrees that, for a one (1) year period following the Consulting Termination Date, he must not willfully, without the consent of the Board by resolution, engage in any solicitation of:

(i)

 clients or customers of the Company to purchase products or services provided by the Company; or the retainer of employees or independent contractors of the Company.

(c)

Confidential Information.

i.

The use of Confidential Information by the Consultant and Company pursuant to this Agreement is governed by the Confidentiality Agreement.

ii.

Restriction on Advertising and Publicity by the Consultant

The Consultant agrees it shall only make reference to the Company, its subsidiaries or affiliates, or any registered trade names or trademarks of the Company, its subsidiaries or affiliates, in any advertising, publication, promotional material or publicity release with the prior consent of the Company on what may be deemed acceptable.

(d)

Consent to Enforcement. The Consultant confirms that all restrictions in this Section 6.3 and the Confidentiality Agreement are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Consultant. Without limiting the generality of the foregoing, the Consultant hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Consultant is in breach of any of the provisions stipulated in this Section 6.3 or the Confidentiality Agreement. The Consultant hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

(e)

The Consultant’s obligations contained in this Section 6.3 and the Confidentiality Agreement will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, or termination of this Agreement.

6.4

No other Agreement. This Agreement cancels and supersedes any existing agreement or other arrangement between the Company and the Consultant, and contains the entire agreement and obligation between the parties with respect to their respective subject matter.

6.5

Amendment or Waiver.

(a)

This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Consultant and an authorized officer of the Company.

(b)

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision. Any waiver must be in writing and signed by the Consultant or an authorized officer of the Company, as the case may be.

6.6

Compliance  with Policies and Laws.   The  Consultant  agrees  to  abide  by  all  the Company’s policies and procedures, including without limitation, the Company’s code of conduct.

The Consultant also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

6.7

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and will be treated in all respects as a British Columbia contract. The parties hereto irrevocably attorn to the courts of competent jurisdiction of British Columbia.

6.8

Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be properly given if delivered to the following:

(a)

in the case of the Company:

Bi-Optic Ventures Inc.

#1518-1030 West Georgia Street, Vancouver  B.C. V6E 2Y3

(c)

in the case of the Consultant

Moses Yoon (Moses Yoon)

# 8213, 152 Street, Surrey, B.C. V3S 3M6

Any notice so given will be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

6.9

 Severability. If any provision contained herein is determined to be void or unenforceable for any  reason, in whole or in part, it must not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

6.10

Further Assurances. The Consultant and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Consultant or the Company may reasonably require for the purposes of giving effect to this Agreement.

6.11

Independent Legal Advice. The Consultant acknowledges that he has been advised that the Company’s lawyers act exclusively in the interests of the Company and the Consultant’s interests and 's interests will not be protected by the Company’s lawyers. The Consultant further acknowledges that he has been advised to and has had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived her rights to obtain such advice.

6.12

Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.

6.13

References. All references to "Section" or "Schedule" in this Agreement refer to sections or schedules of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Executed: November 1, 2015

BI-OPTIC VENTURES INC.

/s/ Robert Huston

Per:

_______________________

Authorized Signatory

MOSES YOON

/s/ Moses Yoon

Per:

_______________________

Authorized Signatory

Schedule “A”

Consulting Fees

Between November 1, 2015 and November 1, 2016, The Company will pay the following to the Consultant:

Consultant Hourly fee: $125 CDN for out of scope work

•

Annual Consulting Fees for the Services will be $100,000+GST (5% at the time of signing), payable in 12 monthly installments at the end of the month. Due within (5) days of receiving the monthly invoice or on the first of the month following performance of Services to continue at a steady pace.

•

140,000 shares issued over the term of the contract in 3 installments: 50,000 upon signing, 50,000 March 1 2016, and 40,000 July 1 2016 (“Fee Shares”).

Fee Share Conditions.  The issuance of the Shares, is subject to the prior approval of the Canadian Securities Exchange, and any applicable regulatory authorities.  The Consultant acknowledges and agrees that upon issue the Shares, these Shares will be subject to restrictions on resale imposed by applicable securities law, and that the certificates evidencing such shares will bear legends evidencing such restrictions.

Schedule “B”

Periodic Share Bonuses

•

The Consultant will receive 100,000 shares if the company reaches $500,000 in sales within 6 months

•

The Consultant will receive 250,000 shares if the company’s sales reach $1 million dollars over the proposed contract

•

The Consultant will receive 500,000 shares if the company reaches $2 million in sales at any time during the contract.

•

In the event the company sales reach $10 million The Consultant will receive 2 million shares of the company with a cap on the value at $1 per share.

Bonus Share Conditions.  The issuance of the Bonus Shares, is subject to the prior approval of the Canadian Securities Exchange, and any applicable regulatory authorities.  The Consultant acknowledges and agrees that, upon issue, the Bonus Shares will be subject to restrictions on resale imposed by applicable securities law, and that the certificates evidencing such shares will bear legends evidencing such restrictions.

Schedule “C”

Elaboration on Services & Deliverables

Phase 1: - Growthstar division of Arcturus

•

North American is the target audience

•

Inventory to be kept at Arcturus warehouse  (estimated 4-6 growlight products)

•

$2,000 for “initial” Website/landing page to be paid as out of scope compensation to the Consultant

•

$2,000 November Internet Ad campaign budget (eg. Facebook, google etc) will be paid with Company Credit card

•

November 30, 2015 is the target date for an “initial” website and completion of first campaign

•

Website adjustments and refinements after initial website created will be part of ongoing Services

•

Grow chamber & vertical grow products planned

•

Internet Ad campaign budget for Dec2015 onward will be approved in writing by the CEO after November experience, but expected to be $2,000/month

Phase 2: - LED Canada division of Arcturus

•

Canada is the primary target audience but USA should be planned for in sales infrastructure

•

Inventory NOT at Arcturus warehouse  (high volume products delivered directly from suppliers)

•

$5,000 for “initial” Website/landing page to be paid as out of scope compensation to the Consultant

•

$2,000 November Internet Ad campaign budget (eg. Facebook, google etc) will be paid with Company Credit card

•

December 15 is the target date for “initial” website and first campaign

•

Website adjustments and refinements after initial website created will be part of ongoing Services

•

Internet Ad campaign budget for Dec2015 onward will be approved in writing by the CEO after November experience, but expected to be $2,000/mth

Marketing/sales for both divisions:

•

Testing period expected to be 3-5 months after which a formal marketing plan will be prepared

•

Monthly report will be received by Management as part of the Services and is due by 6th day following month end.  The report will include, at minimum, the following:

-

General update marketing campaigns and progress in past month

-

What done and how went with reference to the plan from last report

-

What pay to try in following month

•

Marketing plan will be created by speaking to customers, rankings, and reports

•

The Consultant will calculate conversion, ROI & break even sales analysis to recommend a comprehensive marketing budget/plan by April 30, 2016

Other:

•

Internet PR advisor will include but is not limited to product image, blogs, product complaint management etc.